Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Appoints New Board Member to Board of Directors

HOUSTON, March 1, 2021 - Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the appointment of Steven C. Mizell to its Board of Directors effective today, and the expansion of its board’s membership to ten directors.

Mr. Mizell is currently a top-level executive at Merck & Co., Inc., one of the leading global pharmaceutical companies and his previous business experience also includes key executive roles at world class companies such as Monsanto and Westinghouse.

At Merck, Mr. Mizell serves on the Executive Committee with human resources responsibility for over 69,000 employees and is responsible for the company’s talent acquisition and development, diversity and inclusion, and wellness.

Steve Quinn, Group 1 Automotive Chairman commented, “We are extremely pleased to add a person of Steve’s broad and extensive human resources experience to our board at Group 1.  The key to our success at Group 1 has always been driven by our fantastic workforce and Steve’s perspective and input in this area will no doubt be very valuable.”

Prior to joining Merck, Mr. Mizell served in a variety of executive roles at Monsanto from 2004 until the company was acquired by Bayer in 2018.  At Monsanto he was responsible for all human resources activity and supported the company’s aggressive acquisition and growth strategy.  Earlier in his career Mr. Mizell spent 14 years in a variety of executive roles at Westinghouse Electric Corporation and a period as Senior Vice President, Chief Corporate Resource Officer at Zilog, Inc, an international semiconductor company.

Group 1 CEO Earl Hesterberg added, “Steve’s wide-ranging business experience fits perfectly with the breadth of our business activities and will be a valuable resource for our senior management.  In addition to his vast experience with human capital issues and concerns, he has been involved in a variety of different transactional businesses, as well as many M&A environments, which will support us in our growth efforts.”

Mr. Mizell is currently a board member of Allegion plc. (NYSE: ALLE) a home and business security company, and previously served as a director of Oshkosh Corporation, a global manufacturer of military vehicles, fire trucks and lift equipment.

Mr. Mizell holds a B.S. degree from Georgia Tech Institute of Technology as well as a M.S. in Management from Carnegie Mellon University.

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 182 automotive dealerships, 236 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com